As filed with the Securities and Exchange Commission on	Registration No.__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(AMENDMENT 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTEGRATED INPATIENT SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	738906 (Primary Standard Industrial Classification Code Number)	65-1011679 (I.R.S. Employer Identification No.)

INTEGRATED INPATIENT SOLUTIONS, INC.

Attention: Osnah Bloom, CEO
100 Linton Boulevard, Suite 213-B

Delray Beach, FL 33483

Telephone No.: 561-276-3737

(Address and telephone number of principal executive offices and principal place of business)

INTEGRATED INPATIENT SOLUTIONS, INC.

Attention: Osnah Bloom, CEO
100 Linton Boulevard, Suite 213-B

Delray Beach, FL 33483

Telephone No.: 561-276-3737

(Name, address and telephone number of agent for service)

Copies of all communications to:

The Law Office of James Dodrill II, P.A.

5800 Hamilton Way

Boca Raton, FL 33496

Phone: (561) 862-0529

Fax: (561) 892-7787

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock for sale by selling stockholders	27,583,812	$0.00615	$169,640.45	$2.96

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated at $0.008 per share, the last reported sales prices as reported on the OTC Pink on September 24, 2013, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. We will not receive proceeds from the sale of shares from the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to completion, dated January 2, 2014

INTEGRATED INPATIENT SOLUTIONS, INC.

27,583,812 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 27,583,812 shares of our common stock all of which are held by selling stockholders.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the selling stockholders hereunder. Until such time as our shares of common stock are quoted on the OTC Bulletin Board or listed on an exchange, all sales will be made at a price of $0.005 per share and thereafter, the prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Market Group’s OTC: Pink electronic quotation system (the “OTC: Pink”) under the symbol “INPT” The last reported sale price of our common stock as reported on the OTC: Pink on October 24, 2013 was $0.0044 per share.

Our principal executive offices are located at 100 East Linton Boulevard, Suite 213-B, Delray Beach, FL 33483 and our telephone number is 561-276-3737.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we are eligible to use reduced public company reporting requirements.

Your investment involves a high degree of risk. See “Risk Factors” starting on page 6 for certain information you should consider before you purchase the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 2, 2014.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

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SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

The Company was incorporated in Florida on July 31, 2001. On September 21, 2001, the Company was acquired by Pla.Net.Com, Inc., a Nevada public, non-reporting corporation (“Issuer”). Issuer was considered a shell at the time of the transaction and therefore the acquisition was treated as a reverse merger. Contemporaneously, Issuer changed its name to Inpatient Clinical Solutions, Inc. In April 2012, Issuer changed its name to Integrated Inpatient Solutions, Inc. which survives today as the Company.

From September 2001 until March 19, 2012 we operated as a provider of hospitalist services in the southeastern Florida market. Hospitalist medicine is organized around the admission and care of patients in facilities such as acute care hospitals. During that time we focused on providing, managing and coordinating the care of hospitalized patients. As of March 2012, we provided hospitalist services to a range of health plans, hospital clients, medical groups, and community physicians at 26 acute care hospitals. The Company also provided a non-material level of services at a number of nursing homes in the South Florida market.

Effective March 19, 2012 we sold substantially all of our assets relating to our hospitalist business (the “Assets”) pursuant to an Asset Purchase Agreement with InPatient Consultants of Florida, Inc. and Hospitalist Services of Florida, Inc. (collectively, the "Acquirors") for a total purchase price of $6,500,000. The Assets represented substantially all of the assets of the Company. More specifically, the assets sold constituted approximately 91% of our consolidated assets as of December 31, 2011 and contributed approximately 100% and 100%, respectively, of our consolidated gross revenues and total expenses for the year then ended. Following consummation of the transaction, and through March 2013 the Company continued providing health care services in the South Florida market. We are, however, in the process of winding down that aspect of our business.

After the sale of our Assets, Management came to believe that the best opportunity to maximize shareholder value was to explore options in other industries as well as continuing to explore opportunities in the health care industry. Having investigated potential opportunities in various industries, management launched an interior design business. It is a well known fact that the housing industry, starting in 2008/2009 was in a substantial downturn. Florida and specifically South Florida was on the top of the lists for loss of sales and tumbling prices. In or around 2012 there was and is a substantial increase in the number of sales, new home starts and movement. Management believes that this created an opportunity to enter the design business catering to the now more “moderate” design client. Management has employed a designer who has 30+ years of experience with connections in the industry to provide the expertise in the functions and creative needs of a design business. His experience also lends to bringing clients into the business.

Our interior design business targets cost conscious individuals. The business operates under the trade name Integrated Interior Design (“IID”). We have already begun generating revenues from providing services, which are billed on an hourly and/or per diem basis, (i.e. half day/full day rates.) The business will initially operate in South Florida and will expand regionally and nationally. The business provides interior design, interior staging, accompanied shopping, paint selection along with resources as needed. The client decides how much to spend and where they spend it. This distinction frees them up to explore all options on how he/she can maximize monies available at any particular design/move stage. There are substantial cost savings to the client in appropriately moving items from one home to another prior to the actual move. This also allows the opportunity of recognizing what can and should become part of their new or in-process redesigned home. Our design firm is also actively pursuing commercial clients. IID provides interior design/decorating including Shopping, color selection, architectural interior drawing space planning, staging and resources as needed. IID is among the few design firms capable of providing sophisticated 3D computer aided drawings (CAD) to the client prior to final selections.

Branding the name, creating a significant online presence, and marketing are the immediate goals so that the company can move forward into other areas of the country. Management believes that the “portability” of its design business makes it attractive to outside investment.

The launch into the design business has not precluded our continued interest in the Health Care Industry. After a number of projects were presented and investigated, management did not feel there were any that were not too risky or funding was too great. We do, however, continue to investigate projects in this area with hopes of finding an appropriate opportunity.

Our principal executive offices are located at 100 East Linton Boulevard, Suite 213-B, Delray Beach, FL 33483 and our telephone number is 561-276-3737. Our website is http://www.integratedinteriordesigns.com. Information contained on or accessed through our website or any other website does not constitute a part of this prospectus.

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The Offering

Total shares of common stock outstanding	48,612,365 as of November 30, 2013 (of which 13,334,000 shares currently are held by affiliates).

Common stock being registered for sale by stockholders	27,583,812 shares, all of which are being offered by selling stockholders. The shares offered by the selling stockholders pursuant to this prospectus represent approximately 56.7% of the total number of shares of common stock outstanding.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 6.

Use of proceeds	We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of our common stock sold under this Prospectus will go solely to the selling stockholders.

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RISK FACTORS

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

RISKS RELATED TO OUR BUSINESS

Finding sources of capital to operate or grow the Company has been difficult.

In the past, the Company has needed to borrow from our two officers to fund operations since other sources of capital were not available to us. It is unclear whether we will be able to find other sources of capital or whether our officers will be willing to continue to provide capital to meet our needs.

We may need to raise additional capital. If we are unable to raise additional capital, our business may fail.

We may need to raise additional capital to provide cash for our operations. Our current working capital is not expected to be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business. Uncertainty regarding our ability to generate significant revenues may make it difficult for us to find financing on acceptable terms. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our services and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

We have changed the focus of our business.

Until relatively recently, our business operations were focused exclusively on the health care industry. Following the sale of the majority of our assets in 2012 management decided to pursue opportunities in the interior design industry. Although we have hired an experienced interior designer, our management team does not have experience in this industry. This inexperience increases the risk that we will not be successful with our current business model.

Our limited operating history in our current industry makes it difficult to evaluate our current business and future prospects.

We have only recently begun operating in the interior design business. Previously we were involved in unrelated businesses. Therefore, we have an extremely limited operating history in executing our current business model. Our lack of operating history makes it difficult to evaluate our current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with limited operating history, there is a significant risk that we will not be able to implement or execute our current business plan, or demonstrate that our business plan is sound. If we cannot execute any one of the foregoing or similar matters relating to our operations, our business may fail.

We are dependent on the services of our Chief Executive Officer and the loss of her services would have a material adverse effect on our business.

We are highly dependent on the services of Ozzie Bloom, our Chief Executive Officer. Ms. Bloom maintains responsibility for our overall corporate operational strategy. Ms. Bloom has a strong background in health care management and has supported, grown, marketed and integrated the Company's business plan with hospitals and various entities accessing the inpatient care continuum. The loss of the services of Ms. Bloom would have a material adverse effect upon our business and prospects.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies (other than smaller reporting companies) that are not “emerging growth companies” including, but not limited to, not being required to

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comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We are also currently able to take advantage of these exemptions as a smaller reporting company. In addition, emerging growth companies are entitled to take advantage of exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. By comparison, smaller reporting companies (unless they are also emerging growth companies) are subject to the requirements of holding nonbinding advisory votes on executive compensation, and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Furthermore, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Both of our Directors are also officers of the Company and have the ability to set their own compensation.

Because our only directors are also officers of the Company, we do not have any disinterested director who can determine the appropriate amount of compensation for our officers. Additionally, our officers do not have employment contracts or any other agreement in place regarding their compensation. Accordingly, there is a risk that the directors will approve compensation for themselves that may be considered excessive.

Our executive officers are not subject to supervision or review by an independent board or audit committee.

Our board of directors consists of Osnah Bloom and Hina Sharma M.D., our executive officers. Accordingly, we do not have any independent directors. Also we do not have an independent audit or compensation committee. As a result, the activities of our executive officers are not subject to the review and scrutiny of an independent board of directors or an audit or compensation committee.

The interior design industry might be affected by general economic decline and this could adversely affect our operating results and could lead to lower revenues than expected.

The interior design industry might be affected by general economic decline. Any downturn or delay in growth of the housing market may materially and detrimentally affect this offering or the results of our operations. We expect that this could also lead to lower revenues than expected in which case the value of your shares would likely decline and your ability to sell the shares at any price may be impacted.

Risks related to our Common Stock.

Our stock trades at low prices per share and trades on the OTC: Pink electronic quotation system, which provides limited liquidity and significant volatility.

Our Common Stock is currently quoted on the OTC Market Group’s OTC: Pink electronic quotation system (the “OTC: Pink”). Although this ostensibly qualifies the Company as publicly trading, minimal actual trading occurs. Since our common stock is quoted on OTC: Pink, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.  Our Common Stock is referred to as a "penny stock" and is subject to various regulations involving certain disclosures that must be given to prospective buyers prior to their

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purchase of any penny stocks. These disclosures require purchasers to acknowledge they understand the risk associated with buying penny stocks and that they can absorb the entire loss of their investment. Accordingly, it is commonly believed that teing a penny stock limits the liquidity of our common stock and the coverage of our stock by analysts.  The OTC: Pink generally provides less liquidity than stock exchanges like NYSE or Nasdaq.  Stocks trading on the OTC markets may be very thinly traded and highly volatile.  Therefore, holders of the Company’s common stock may be unable to sell their shares at any price, whether or not such shares have been registered for resale.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common shares at any given time.  This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.  Given the lower trading volume of our common shares, significant sales of our common shares, or the expectation of these sales, could cause our share price to fall.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or other purposes.

Our stock price will likely be highly volatile, which may negatively affect our ability to obtain additional financing in the future.

The market price of our common stock is likely to be highly volatile due to the risks and uncertainties described in this risk factors section, as well as other factors, and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	conditions and publicity regarding the industry in which we operate, as well as the specific areas our product candidates seek to address;
•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	competition in our industry;
•	price and volume fluctuations in the stock market at large that are unrelated to our operating performance;
•	changes in estimates of our financial results or recommendations by securities analysts;
•	failure of our services to achieve or maintain market acceptance;
•	changes in market valuations of similar companies;
•	significant products, contracts, acquisitions or strategic alliances of our competitors;
•	success of competing products or services;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	regulatory developments in the United States or foreign countries;
•	litigation involving our company, our general industry or both;
•	additions or departures of key personnel;
•	investors’ general perception of us; and
•	changes in general economic, industry and market conditions.

As a result of this volatility, an investment in our stock is subject to substantial risk. Furthermore, the volatility of our stock price could negatively impact our ability to raise capital in the future.

We do not currently intend to pay dividends on our common stock and, consequently, the ability to achieve a return on an investment in our common stock will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board of Directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock. As a result, the success of an investment in our common stock will depend on future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

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You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

As of that date of this registration statement, we have 48,612,365 shares of our common stock issued and outstanding. We are authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. We also have outstanding a total of 250,000 shares of Preferred Stock, which are convertible into 2,500,000 shares of our common stock at the election of the holder. The outstanding Preferred Stock provides no preferential rights to its holder. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock. If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

Our common stock is considered to be a "Penny Stock."

We anticipate that our common stock will continue to be a low-priced security, or a “penny stock” as defined under rules promulgated under the Exchange Act. A stock is a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effectuating any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 of the Securities Act of 1933, as amended, subject to certain compliance requirements. In general, under Rule 144, unaffiliated stockholders (or stockholders whose shares are aggregated) who have satisfied a six month holding period may sell shares of our common stock, so long as we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the applicable period preceding such sale. Generally, once a period of six months has elapsed since the date the common stock was acquired from us or from an affiliate of ours, unaffiliated stockholders can freely sell shares of our common stock so long as the requisite conditions of Rule 144 and other applicable rules have been satisfied. Also generally, twelve months after acquiring shares from us or an affiliate, unaffiliated stockholders can freely sell their shares without any restriction or requirement that we are current in our SEC filings. Any substantial sales of common stock pursuant to Rule 144 may have an adverse affect on the market price of our common stock.

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Failure to Achieve and Maintain Internal Controls in Accordance with Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002 Could Have A Material Adverse Effect on Our Business and Stock Price.

If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

Our shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

We intend to seek the quotation of our shares of common stock on the OTC Bulletin Board or to have them listed on an exchange. We believe that doing so will bring greater liquidity to our shareholders. If our shares of common stock are not approved for quotation on the OTC Bulletin Board or listed on an exchange, the terms of this registration statement require that any shares of common stock sold pursuant to the registration statement be sold at a fixed price of $0.005 per share. At such time as shares of our common stock are eligible for trading pursuant to an exemption from registration such as Rule 144, such shares would be eligible to be sold at prices other than $0.005 per share whether or not our common stock is quoted on the OTC Bulletin Board or listed on an exchange. There is no guarantee that our shares will ever be quoted on the OTC Bulletin Board or listed on any exchange.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our services; our ability to sell our services; our ability to protect our intellectual property; the risk that we will not be able to develop our business platform in the current projected timeframe; the risk that our services will not achieve reasonable performance standards; the risk that we will not be successful in implementing our strategic, operating and personnel initiatives; the risk that we will not be able to commercialize our services; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and in our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

HOLDERS

As of December 30, 2013 there were 349 holders of record of our common stock.

DIVIDEND POLICY

In April 2012 we made a distribution to our shareholders of $0.028 per share in connection with the sale of substantially all of our assets. Otherwise, we have not declared or paid cash dividends on our shares of common stock.  We do not anticipate paying cash dividends to the holders of common stock at any time.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders with respect to the shares offered for sale by the selling stockholders.

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SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. To the best of our knowledge, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of the date of this prospectus. The third column lists the common stock being offered by this prospectus by the selling stockholders. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The percentages are based on 48,612,365 shares of common stock outstanding on the date of this prospectus.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be offered for Selling Stockholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Ashton Alexander	75,000	75,000	0	0
Deborah Alexander	187,000	187,000	0	0
Dennis Alexander	100,000	100,000	0	0
Sarah Alexander	75,000	75,000	0	0
John G. Batis	12,500	12,500	0	0
Charles Jeffrey Bether	12,500	12,500	0	0
Osnnah Bloom (1)	6,667,000	6,667,000	0	0
William J. Brossart	2,500	2,500	0	0
Jerilyn Z. Brown	1,250	1,250	0	0
Michael J. Brown	4,375	4,375	0	0
Marcella Brunet	25,000	25,000	0	0
Ira B. Bushkin	6,250	6,250	0	0
Cynthia J. Chavers	6,250	6,250	0	0
Ken Craig	30,000	30,000	0	0
Daniel A. Day	12,500	12,500	0	0
Kenneth J. Lloyd Trustee Kenneth J			0	0
Lloyd Family Trust	12,500	12,500	0	0
Timothy D. and Susan S. Fickling	25,000	25,000	0	0
Gregory Finch	12,500	12,500	0	0
Fred and Janice Freitag	6,250	6,250	0	0
Chuck and Susan Reed Gasperson	5,000	5,000	0	0
Thomas J. Griffin	12,500	12,500	0	0
Globex Financial Group (2)	1,500,000	1,500,000	0	0
David Irvin Handley	12,500	12,500	0	0
Kathleen Hass	12,500	12,500	0	0
Phillip Huber	12,500	12,500	0	0
Betty Hughes	6,250	6,250	0	0
George M. Antarr III	165,000	165,000	0	0
Paula Jackson-Hauser	200,000	200,000	0	0
Bernice Johnson	1,250	1,250	0	0
Peter Kanavis	9,375	9,375	0	0
KIS Inc. (3)	2,500,000	2,500,000	0	0
Bruce Kolstad	12,500	12,500	0	0
Linda E. Kouns	12,500	12,500	0	0
Ron Krebs	12,500	12,500	0	0
Michael Kunch	6,250	6,250	0	0

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Timothy Scot and Lorie Ann Lindermuth	6,250	6,250	0	0
Karl Luecke	12,500	12,500	0	0
Michael Maister	18,750	18,750	0	0
Nicholas P. Mao	12,500	12,500	0	0
Ellen M. Matheson	1,250	1,250	0	0
Matthew W. and Margarette Mattheson	7,500	7,500	0	0
Kimberly A. McClure	8.750	8,750	0	0
Christian Le MD	3,333,500	3,333,500	0	0
Hina Sharma MD (4)	6,667,000	6,667,000	0	0
Marla Laufer MD	3,333,500	3,333,500	0	0
Gary Menichini	100,000	100,000	0	0
Gregory L. Miller	6,250	6,250	0	0
Milan Mirkovich	2,500	2,500	0	0
Richard W. Muse	15,000	15,000	0	0
Ronnie D. Muse	12,500	12,500	0	0
Financial Power Network (5)	200,000	200,000	0	0
Glenda Nielsen	37,500	37,500	0	0
Nicole L. Opie	10,000	10,000	0	0
Todd C. Owen	3,125	3,125	0	0
Bruce A. Parker	13,125	13,125	0	0
Sam Pe	12,500	12,500	0	0
Anthony Rhoden	15,000	15,000	0	0
Virginia R. and Douglas O. Rhoden	12,500	12,500	0	0
Amy Marie Rogal	10,000	10,000	0	0
Mark Richard Rogal	440,000	440,000	0	0
Nancy Lillian Rogal	20,000	20,000	0	0
Richard Anthony Rogal	20,000	20,000	0	0
Stephen Anthony Rogal	10,000	10,000	0	0
Richard Arthur Romano Jr.	1,000,000	1,000,000	0	0
Kimberly Deane Ross	1,250	1,250	0	0
Josephine A. Schieicher	12,500	12,500	0	0
Arnold and Maybelle Schroeder	62,500	62,500	0	0
Bahman Shafa	151,375	151,375	0	0
Daryl and Brenda Shatz	10,000	10,000	0	0
Lisa Shevy	5,000	5,000	0	0
Scott Snyder	50,000	50,000	0	0
David Spiewak	12,500	12,500	0	0
Herb Stephan	20,000	20,000	0	0
Ann Stoutenborough	3,750	3,750	0	0
Royce I. Tawney	12,500	12,500	0	0
Alan Taylor	12,500	12,500	0	0
Barry J. Burns & Sharon G. Burns JT TEN	2,187	2,187	0	0
David Hungerford Trustee Hungerford Family Trust	13,125	13,125	0	0
Nicholas Wayde Trustee Nicholas Family Trust	12,500	12,500	0	0
Joyce Charlotte Barnshaw TTEE Grenelefe Trust U/A Dtd 09-30-94	50,000	50,000	0	0
Tanya M. Verneulen	6,250	6,250	0	0
George Veroulis	9,375	9,375	0	0
E. Spencer Webb	2,500	2,500	0	0
Clinton and Elaine Wotton	15,000	15,000	0	0
Andrew Zack	23,000	23,000	0	0

(1)	Ms. Bloom serves as CEO, CFO and a Director of the Company.
(2)	To our knowledge, the natural person that exercises voting and/or dispositive power with respect to the shares held by this entity is Margarete B. Hemedinger.
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(3)	To our knowledge, the natural person that exercises voting and/or dispositive power with respect to the shares held by this entity is Steve Rosenbaum.
(4)	Ms. Sharma serves as Chief Medical Officer and a Director of the Company.

(5)	Neither the Company nor the Company’s transfer agent have contact information for this shareholder and the Company is unable to identify who exercises voting and/or dispositive power with respect to the shares held by this entity. The Company’s transfer agent’s records indicate that the shares were issued in 1997, years prior to involvement of any existing officer or director of the Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. Until such time as our shares of common stock are quoted on the OTC Bulletin Board, all sales will be made at a price of $0.005 per share and thereafter, the prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale’s by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares at any price.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the

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selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Penny Stock

We anticipate that we will continue to be a “penny stock.” The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share and 10,000,000 shares of preferred stock at a par value of $0.0001 per share. As of the date of this prospectus, there were 48,612,365 shares of our common stock issued and outstanding and 250,000 shares of our preferred stock issued and outstanding.

Common Stock

We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 48,612,365 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders. None of our shareholders have any preemptive rights.

Preferred Stock

The board of directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. 250,000 shares of our preferred stock are currently issued and outstanding. The only right which the holder of the preferred stock has is to convert the preferred stock into common stock at a ratio of ten shares of common stock for each share of preferred stock held. There are no repurchase or redemption restrictions on the Company arising from the Preferred Stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

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BUSINESS

THE COMPANY – background and summary

Overview of the Company and its Prior Strategy

The Company was incorporated in Florida on July 31, 2001. On September 21, 2001, the Company was acquired by Pla.Net.Com, Inc., a Nevada public, non-reporting corporation (“Issuer”). Issuer was considered a shell at the time of the transaction and therefore the acquisition was treated as a reverse merger. Contemporaneously, Issuer changed its name to Inpatient Clinical Solutions, Inc. In April 2012, Issuer changed its name to Integrated Inpatient Solutions, Inc. which survives today as the Company.

From September 2001 until March 19, 2012 we operated as a provider of hospitalist services in the southeastern Florida market. Hospitalist medicine is organized around the admission and care of patients in facilities such as acute care hospitals. During that time we focused on providing, managing and coordinating the care of hospitalized patients. As of March 2012, we provided hospitalist services to a range of health plans, hospital clients, medical groups, and community physicians at 26 acute care hospitals. The Company also provided a non-material level of services at a number of nursing homes in the market.

Effective March 19, 2012 we sold substantially all of our assets relating to our hospitalist business (the “Assets”) pursuant to an Asset Purchase Agreement with InPatient Consultants of Florida, Inc. and Hospitalist Services of Florida, Inc. (collectively, the "Acquirors"). The Assets represented substantially all of the assets of the Company. More specifically, the assets sold constituted approximately 91% of our consolidated assets as of December 31, 2011 and contributed approximately 100% and 100%, respectively, of our consolidated gross revenues and total expenses for the year then ended. Following consummation of the transaction, and through March 2013 the Company continued providing health care services in the South Florida market. We are, however, in the process of winding down that aspect of our business.

After the sale of our Assets, Management came to believe that the best opportunity to maximize shareholder value was to explore options in other industries as well as continuing to explore opportunities in the health care industry. Having investigated potential opportunities in various industries, management launched an interior design business.

Our interior design business targets budget minded individuals. The business operates under the trade name Integrated Interior Design. We have already begun generating revenues from providing decorator services, which are billed on hourly and per diem rates. The business will initially operate in South Florida and will expand regionally and nationally. The business provides interior design, interior staging, accompanied shopping, paint color selection, architectural drawing and other services.

Our principal executive offices are located at 100 East Linton Boulevard, Suite 213-B, Delray Beach, FL 33483 and our telephone number is 561-276-3737. Our website is http://www.integratedinteriordesigns.com. Information contained on or accessed through our website or any other website does not constitute a part of this prospectus.

Our Current Business

We believe that interior design is a combination of style, good taste, experience and planning. Great interior design is all of these and a proper awareness of the client’s true needs. Budget, timing and the ability to incorporate existing items of meaning to the client makes this process effective towards the client’s ultimate advantage. Once accomplished, the designer can arrive at the client’s dream home environment. There are no perfect solutions in interior design, design is a subjective art that develops dynamically during the process of building a relationship between designer and client.

We strive to provide the finest in interior design ideas and implementation for our clients. Our staff reviews a client’s home and the client’s existing furnishings to redesign the space incorporating them to their best advantage. We are not driven by the need for the client to purchase additional items and believe that often a few simple moves such as relocating a sofa or rehanging artwork will make a significant improvement.

We use the client’s input regarding their favorite interior design styles and integrate their most loved possessions, such as personal photos, their favorite area rug or a piece of furniture they inherited. We believe that interior design is about the client and not about a designer’s desire for commissions.

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We offer the following services:

Interior design

Interior staging

Interior decorating

Renovation design and construction assistance

Relocation design and planning

Shopping service

Paint color selection

Builder color out

Window covering design and/or purchasing

Floor covering design and/or purchasing

Artwork hanging

Accessories styling

Architectural drawings and planning

Construction supervision

Contractor selection and supervision

Home theater design and planning

We will work on projects in homes, condo units or commercial spaces. Our consultants can be engaged at any stage of the project to help the client create a beautiful space designed to enhance their daily life.

The process of retaining a new client incorporates an initial consultation at no cost to the client. Following the initial consultation, the design team determines a retainer based on an hourly charge of $150. The typical initial hourly retainer is approximately $450 or 3 hours applicable towards the client’s final billing. Going forward the client is billed at the hourly rate twice monthly. Hourly rates include floor plan drawings, 3D drawings, client meeting to determine products and/or services to be provided, on site meetings with providers (deliveries, installations, sub-contractor meetings, shopping (online or/in store, etc). There is no typical length of contract as each client is unique. A contract can be as short as one meeting or several months or more (at the ongoing rate of $150.) It is notable that there may be instances wherein it is required for an “assistant” be on site, freeing up the principle designer to continue to meet with clients at the hourly rate of $150. In those instances, or where the principle designer is unavailable and/or not required, the assistant will be billed at a rate of $65 per hour.

Each client will be presented a contract tailored to the specifics of their project, varying from a simple half page agreement stating the hourly rate to a more comprehensive document outlining the specifics of the relationship between the client, the designer (the Company) and any and all sub-contractors, suppliers and/or service providers.

We are also building a network of firms that have businesses which complement our own, most recently adding a fully licensed architectural and construction firm. We use these services are an adjunct to our design services and provide specific details as to the specific job and are usually presented in a “project” manner, resulting in more extensive contracts with the client. Fees for these services are add-ons to our services which may or may not be billed through the Company.

In the past several months, the Company has acquired and retained a number of ongoing clients. We have serviced and continue to service both modest and high-end scenarios ranging from a new client in a 10,000 sq. ft. home on the water to furniture placement in a condo.

Research and Development Activities

Other than time spent researching our proposed business we have not spent any funds on research and development activities to date. We do not currently plan to spend any funds on research and development activities in the future.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Competition

There are few barriers of entry in the interior design business and level of competition is extremely high. The principal competitive factors in our industry are pricing and quality of service. We will be in a market where we compete with many companies and individuals offering similar services. We will be in direct competition with them. Many large companies will be able to provide more favorable services to the potential customers. Many of these companies may have a greater, more established customer base than

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us. We will likely lose business to such companies. We foresee to continue to face challenges from new market entrants.  We may be unable to continue to compete effectively with these existing or new competitors, which could have a material adverse effect on our financial condition and results of operations.

We have only recently entered the market and have minimal market penetration to date. Many established, well financed entities are currently active in the business of providing services similar to ours.  Nearly all of our competitors have significantly greater financial resources, technical expertise, and managerial capabilities than we do. We are, consequently, at a competitive disadvantage in being able to provide such services and become a successful company in the interior design industry.

Edra Schwartz  as the Personal Representative of the Estate of Robert A. Schwartz, Deceased, v. Jason Strong, M.D., Aretha Nelson, M.D. and Inpatient Clinical Solutions, Inc.

This matter involves a 66 year old white male who developed a MRSA (methicillin-resistant staphylococcus aureus) infection following a craniotomy to remove a suspected meningioma.  Preoperatively the MRIs were interpreted as revealing a meningioma, but the craniotomy revealed a lymphoma-type tumor. Postoperatively, the patient developed a brain abscess that required drainage.  The case involves multiple Defendants and the Plaintiff’s two basic allegations are:  (1) Failure to properly interpret the brain MRIs preoperatively (this is directed at the radiologist preoperatively); and (2) Failure to diagnose a MRSA infection and brain abscess following the craniotomy on May 6, 2009.  The patient died on September 24, 2009. The suit commenced October 18, 2011 and the case is pending in the circuit court of the 17 Judical Circuit in and for Broward County, FL, Case # 11-10485. The claim is for unspecified monetary damages. The Company is defending this case vigorously and, while the claims for damages have not been quantified, the Company does not believe that a negative decision would have a material impact on the Company.

We are not aware of any other pending or threatened litigation against us that we expect will, individually or in the aggregate, have a material adverse effect on our business, financial condition, liquidity, or operating results. We cannot assure you that we will not be adversely affected in the future by legal proceedings.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Since 2000 the Company’s common stock has been quoted on the OTC: Pink market.

The market for our common stock is limited, volatile and sporadic.  The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC: Pink.  Where such information is not available, the high and low closing bid quotations as reported by the OTC: Pink has been provided.  The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2013

January 1, 2013 – March 31, 2013: $0.0099 - $0.004

April 1, 2013 – June 30, 2013: $0.0085 - $0.0036

July 1, 2013 – September 30, 2013: $0.0085 - $0.0036

2012

January 1, 2012 – March 31, 2012: $0.04 - $0.011

April 1, 2012 – June 30, 2012: $0.0292 - $0.006

July 1, 2012 – September 30, 2012: $0.012 - $0.007

October 1, 2012 – December 31, 2012: $0.01 - $0.0021

2011

January 1, 2012 – March 31, 2012: $0.08 - $0.031

April 1, 2012 – June 30, 2012: $0.07 - $0.07

July 1, 2012 – September 30, 2012: $0.07 - $0.03

October 1, 2012 – December 31, 2012: $0.055 - $0.055

Market Information

Our common stock is currently quoted on the OTC Pink market. Upon completion of this offering we intend to take the steps necessary to have our common stock included for quotation on the Over the Counter Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Holders

As of the date of this prospectus there are 48,612,365 shares of common stock issued and outstanding.

As of November 30, 2013 there are 349 holders of record of our common stock.

Dividend Policy

Other than with regard to the distribution made to our shareholders in connection with the sale of our Hospitalist assets. We have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Securities Authorized for Issuance Under Equity Compensation Plans

At the present time, we have no securities authorized for issuance under equity compensation plans.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis by our management of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes included in this annual report.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Any such forward-looking statements would be contained principally in “Management’s Discussion and Analysis or Plan of Operations” and “Risk Factors.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of regulation. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in greater detail in “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report and the documents that we reference in this report and have filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Overview

In Spring 2013 we ceased operating in the health care industry and launched an interior design business targeting budget minded individuals. The business operates under the trade name Integrated Interior Design. We have already begun generating revenues from providing decorator services, which are billed on hourly and per diem rates. The business will initially operate in South Florida and will expand regionally and nationally. The business provides interior design, interior staging, accompanied shopping, paint color selection, architectural drawing and other services.

Our internet site, www.IntegratedInteriorDesigns.com officially launched on June 1, 2013.

Liquidity and Capital Resources

As of September 30, 2013, we had total current assets of $970,653, consisting of $319,366 in Cash, $69,585 in Refundable Income Taxes, $281,702 in Deferred Income Tax Benefit and $300,000 in Prepaid Expenses and Other Current Assets. We had total current liabilities as of September 30, 2013 of $208,656.

We believe that we have sufficient capital to cover all anticipated operations during the next 12 months: cash on hand was $319,366 as of September 30, 2013. Additionally, we have already begun generating revenue from our interior design services. Lastly, as part of the transaction through which we sold the majority of our assets in March 2012, $300,000 was held back by the purchaser and placed in an escrow account to cover potential liabilities. On November 7, 2013 all $300,000 of this amount was released to us. We believe that these amounts are adequate to fund the company’s current projected capital requirements for at least eighteen months. We do not presently have any material commitments for capital expenditures.

The Company does not expect to purchase any plant or significant equipment over the next 12 months.

We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. If we need to raise additional capital, there can be no assurance that such additional financing will be available to us on acceptable terms, or at all. If we are unsuccessful at raising sufficient capital to fund our operations, for whatever reason, we may be forced to seek opportunities outside of our new corporate focus or to seek a buyer for our business or another entity with which we could partner. Ultimately, if all of these alternatives fail, we may be required to cease operations and seek protection from creditors under applicable bankruptcy laws.

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Results of Operations for the Three Months Ended September 30, 2013 and 2012

During the three months ended September 30, 2013 we generated $8,064 in revenue compared to no revenue during the three months ended September 30, 2012. The period in 2012 was soon after the sale of our health care operations and prior to the commencement of our new business operations on June 1, 2013.

We incurred $172,701 in operating expenses for three months ended September 30, 2013, as compared with $14,151 in operating expenses for the same period ended 2012.  For each period, all expenses were comprised of General and Administrative expenses. The increased operating expenses are a direct result of the commencement of our new business operations. Additionally, during the three months ended September 30, 2013 we incurred a loss from discontinued operations of $328,450 compared to a loss from discontinued operations of $370,265 for the three months ended September 30, 2012.

We, therefore, recorded a net loss of $469,547 for the three months ended September 30, 2013, as compared with a net loss of $380,845 for the same period ended 2012.

We anticipate our operating expenses will increase as we continue to implement our new business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for the Years Ended December 31, 2012 and 2011

All income that was generated during the years ended December 31, 2012 and 2011 were generated from operations that have now been either sold or discontinued. We generated no revenue during such periods from our current business operations, which have only recently commenced.

During the year ended December 31, 2012 we generated net income of $2,658,917 compared to a net loss of $577,685 during the year ended December 31, 2011. We attribute the significant increase in net income to the gain of $6,500,000 which resulted from the sale of our assets associated with the health care provider business.

Actual Patient Service Revenue, net of contractual allowances and discounts had been $6,777,591 for the year ended December 31, 2011 compared to $2,785,498 during 2012. This decline was primarily the result of our decision to sell the assets associated with our health care provider business, the terms of which required that we cease operating in that industry. Our total operating expenses also declined from $7,283,045 during the year ended December 31, 2012 to $4,939,982 during 2012. This decline was primarily the result of the shortened period in which we conducted operations in this area during 2012 because of our asset sale. The largest components of our operating expenses were the cost of services of physicians, which decreased from $5,731,549 in 2011 to $3,234,533 in 2012 and general and administrative expenses which increased from $1,451,496 in 2011 to $1,705,449 in 2012.

Off Balance Sheet Arrangements

As of September 30, 2013, there were no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our accountants regarding accounting and financial disclosure.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table presents information with respect to our officers, directors and significant employees as of the date of this Registration Statement.

NAME	AGE	POSITION

Osnah Bloom	64	Chief Executive Officer and Chief Financial Officer and Director

Hina Sharma, M.D.	44	Chief Medical Officer and Director

Osnah “Ozzie” Bloom - C.E.O., C.F.O. and Director

Ms. Bloom, the Chief Executive Officer of the Company since inception in 2001, brought a strong background in health care management in the south Florida area to her leadership role. Ms. Bloom has over 35 years of management experience in the healthcare industry. Her career included owning and managing Automated Instruments, Inc. where she introduced the original surgical stapling instruments to the South Florida market. Automated Instruments went from start-up to the largest distributor for U.S. Surgical in the United States in less than three years. Ms. Bloom was also Vice President of network and product development with United HealthCare, Director of Provider Operations for Prudential Health Care as well as Vice President of Holy Cross Health Partners/Executive Director of Managed Care.

Ms. Bloom brought these experiences and qualifications to Inpatient where she supported, grew, marketed, and integrated the Inpatient Clinical Solutions business plan with hospitals and various entities accessing the inpatient care continuum.

Additionally, in December 2011, Ms. Bloom began providing consulting services on business operations to an interior design services company. During such time she became familiar with providers, clients and the overall interior design business concept as well as the financial implications of the design business. This experience led her to recognize opportunities in this area which the Company is now pursuing.

Hina N. Sharma, M.D. - C.M.O and Director

Dr. Sharma has served as Chief Medical Officer of the Company since inception in 2001, directing over 40 physicians practicing hospitalist medicine in hospitals in the South Florida market. Dr. Sharma received her undergraduate and medical degree from the University of Tennessee and is certified in Internal Medicine and Board eligible in pediatrics, having completed her residency program at the University of Miami/Jackson Memorial hospital in Internal Medicine/Pediatrics.

Dr. Sharma is primarily responsible for exploring potential new opportunities for the company in the health care industry.

Employment Agreements:

The Company has not entered into any employment agreements.

Board of Directors’ Compensation

Directors of the Company do not receive cash compensation for their services at this time, but will be reimbursed for reasonable travel expenses incurred while attending Board meetings. The Board of Directors and the Company’s management may elect to compensate its participants for consulting services in the future.

Term of Office

All of our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders. Our executive officers are appointed by our Board of Directors and hold office until removed by the Board.

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Significant Employees

William A. (Bill) Bloom - Designer.

Mr. Bloom, age 61, is a long-time resident of South Florida and has served as our Designer since the Company created this division. He has had a hand in the creation and development of several important business concepts as both a Design professional and businessman. From October 2011 until starting with the Company in May 2013 Mr. Bloom served as the Senior Interior Designer/Interior Architectural Designer for Sklar Furnishings. From July 2009 to October 2011 Mr. Bloom served as the VP of Internet Sales and Staging Coordinator for Automtive.com and from April 2006 through June 2009 he served as an independent design consultant, providing such services as interior design, renderings, CAD and 3D drafting and design, installation and supervision. Mr. Bloom’s background includes having conceptualized and implemented the creation of 39 East, Inc., the first and largest independent contemporary wholesale furniture design showrooms in Miami where he was instrumental in cementing the world renowned reputation of the Miami Design District. Mr. Bloom also served as the Vice President, Architecture & Interiors Division for Post Buckley, Shuh & Jernigan; the largest engineering/architectural design firm in Florida. Additionally, Mr. Bloom served as the Vice President of Architecture/Design for Carole Korn Interiors, adding his business and design experience to their large staff which catered to an exclusive clientele. Mr. Bloom served as the Vice President of Remi Developers, a boutique high end residential development and construction firm in Lighthouse Point and he designed and developed the first ultra-high end, completely “Green” and “Environmentally Aware” Modular home in conjunction with the largest modular home manufacturer in the US. He was also a partner with The Amstell Group, Inc. which worked on the conceptualization, land acquisitions, financial/market study capabilities and continued development of several international projects along with arrangements for in-house financing. Mr. Bloom was formerly the husband of Osnah Bloom, our CEO, CFO and Chairman of the Board of Directors. Mr. and Ms. Bloom divorced in 2006.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers. Ms. Osnah Bloom, our CEO and Mr. William Bloom were previously married but have been divorced since 2006.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present director, person nominated to become director, executive officer, or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation paid by the Company to the CEO and other named executive officer and individuals for the fiscal years ended December 31, 2012 and December 31, 2011.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)	All other compensation ($)	Total ($)

Osnah Bloom, CEO	2012	$304,795	$293,445	$0	$0	$598,240
	2011	$243,650	$0	$0	$0	$243,650

Hina Sharma, MD, CMO	2012	$320,152	$291,758	$0	$0	$611,910
	2011	$309,540	$0	$0	$0	$309,540

Madeline Vilme, MD	2011	$214,000				$214,000

Samuel Charvit, MD	2011	$183,000				$183,000

Shreedar Chintala, MD	2012	$396,000				$396,000

Philip Stern, MD	2012	$379,000				$379,000

The bonuses paid to Ms. Bloom and Dr. Sharma in 2012 were paid as a result of the consummation of the transaction in which the Company’s assets relating to its hospitalist business were transferred pursuant to the Asset Purchase Agreement and included a net payment of $200,000 to each (which was grossed up to the amounts shown above to include taxes paid by the Company) for personal goodwill sold.

Director Compensation

Since inception no compensation has been paid to the directors.

Employment Agreements

The Company has not entered into any Employment Agreements.

Outstanding Equity Awards at Fiscal Year-End

The Company has not paid any stock, options or other equity awards to any officer, director or employee to date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of November 30, 2013 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares. The percentage of ownership set forth below reflects each holder’s ownership interest in the 48,612,365 shares of Integrated’s common stock issued and outstanding as of November 30, 2013.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent Owned

Ozzie Bloom, CEO and Director	6,667,000	13.71%
c/o Integrated Inpatient Solutions, Inc.
100 East Linton Blvd, Suite 213-B
Delray Beach, Florida 33483

Hina Sharma, MD, CMO and Director	6,667,000	13.71%
c/o Integrated Inpatient Solutions, Inc.
100 East Linton Blvd, Suite 213-B
Delray Beach, Florida 33483

Christain Le, MD	3,333,500	6.86%
19830 NW 2nd Ave.
Pembroke Pines, FL 33029

Marla Laufer, MD	3,333,500	6.86%
19830 NW 2nd Ave.
Pembroke Pines, FL 33029

KIS, Inc.	2,500,000	5.14%
c/o Margarete B. Hemedinger
119 Greystone Drive
Dayton, TN 37321

All Directors and Officers as a Group (2 Persons)	13,334,000	27.43%

Changes in Control

At the present time, there are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company,.

STOCK OPTION PLAN INFORMATION

The Company does not currently have a stock option plan.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

During 2011, both officers provided services to the Company while deferring compensation which was unpaid until after the sale of the majority of our assets in March 2012 (the “Asset Sale”). These same officers also made loans to the Company during 2011 and 2012. Additionally, Ozzie Bloom was not paid compensation for a 6 week period during September and October 2011. Unpaid compensation during that period amounted to $40,625. Hina Sharma, MD was not paid compensation for the same 6 week period. In addition, Dr. Sharma provided coverage at Memorial and Bethesda Hospitals every other week during the months of November and December and was not paid for these services. Unpaid compensation payable to Dr. Sharma amounted to $97,390. The unpaid salaries payable to Ozzie Bloom and Hina Sharma amounted to $138,015 in total during 2011 and are reflected as accrued liabilities in the Company’s balance sheet. In addition, Ozzie Bloom and Hina Sharma made advances of $7,000 and $0 respectively to the Company during 2012 and $28,000 and $25,000 respectively to the Company during 2011. The advances to the company from Ozzie Bloom and Hina Sharma amounted to $7,000 during 2012 and $53,000 in total during 2011 and are reflected as loans from officers in the Company’s balance sheet. With the exception of $7,000 which remained outstanding to Ms. Bloom as of December 31, 2012, all of these amounts were paid out of the proceeds of the Asset Sale. The $7,000 was repaid in December 2013. None of the advances made by Ms. Bloom or Dr. Sharma accrued interest and the only amounts repaid were the amounts advanced.

Ms. Bloom and Dr. Sharma agreed, as part of the Asset Sale transaction, to jointly and severally indemnify, defend and hold harmless the acquirors from and against any and all losses, damages, liabilities and claims arising out of or based upon certain circumstances.

Ms. Bloom and Dr. Sharma also agreed to enter into Noncompetition Agreements with the acquiror.

Ms. Bloom and Dr. Sharma each received $200,000 as payment for personal goodwill which they transferred to the acquirors pursuant to the Asset Purchase Agreement.

During the past five years, none of the following occurred with respect to any founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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BOARD COMMITTEES; DIRECTOR INDEPENDENCE

Currently, all actions that would otherwise be performed by standing committees of the Board of Directors are performed by its two directors, including the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

The Board of Directors has analyzed the independence of its directors and has determined that neither of its directors qualifies as independent under the specific criteria of Section 4200(a)(15) of the NASDAQ Manual.

LEGAL MATTERS

The Law Office of James G. Dodrill II, PA will pass upon the validity of the shares of common stock sold in this offering. Neither the firm nor any member of the firm is the beneficial holder of any shares of our common stock.

EXPERTS

The financial statements of Integrated Inpatient Solutions, Inc. for the fiscal years ended December 31, 2012 and 2011 have been audited by Liggett, Vogt & Webb P.A., an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

We have a provision in our by-laws providing for indemnification of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

In addition to this registration statement, we are also required to file periodic reports and other information with the Securities and Exchange Commission, including quarterly reports and annual reports which include our audited financial statements. You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00am to 3:00pm. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov. These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also request a copy of our filings at no cost, by writing of telephoning us at:

INTEGRATED INPATIENT SOLUTIONS, INC.

Attention: Osnah Bloom, CEO
100 East Linton Boulevard, Suite 213-B

Delray Beach, FL 33483

Telephone No.: 561-276-3737

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following estimated expenses will be borne solely by us.

Commission registration fee	$2.96
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$5,000.00
Total	$85,002.96

We have agreed to bear expenses related to the registration of the shares of common stock covered by this registration statement.

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following information is furnished with regard to all securities issued by the Company within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act. None of the foregoing transactions involved a distribution or public offering.

Date	Name	# of Shares	Total Price
8/1/12	Globex Financial Group	1,500,000	(1)
8/1/12	KIS Inc.	2,500,000	(1)
8/1/12	Richard Arthur Romano Jr.	1,000,000	(1)

(1)	Issued upon conversion of outstanding preferred stock.

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Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits
Exhibit 3.1(a)	Articles of Incorporation of the Company.
Exhibit 3.1(b)	Articles of Amendment of Articles of Incorporation.
Exhibit 3.1(c)	Articles of Amendment of Articles of Incorporation.
Exhibit 3.1(d)	September 2001 Consent of Board of Directors establishing preferred stock.
Exhibit 3.2	Bylaws of the Company.
Exhibit 5.1	Opinion of The Law Office of James G. Dodrill II, P.A. (to be filed by amendment).
Exhibit 10.1	Asset Purchase Agreement.
Exhibit 10.2	Bill of Sale, Assignment and Assuption Agreement.
Exhibit 10.3	Seller Noncompetition Agreement.
Exhibit 10.4	Owner Noncompetition Agreement.
Exhibit 10.5	Owner Consulting Agreement.
Exhibit 23.1	Consent of The Law Office of James G. Dodrill II, P.A. (included in Exhibit 5.1).
Exhibit 23.2	Consent of Liggett, Vogt & Webb P.A. certified public accounting firm.

Item 17. Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, Florida, on the 2nd day of January 2014.

INTEGRATED INPATIENT SOLUTIONS, INC.

By:	/s/ Osnah Bloom
Osnah Bloom
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Osnah Bloom	Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	January 2, 2014

/s/ Hina Sharma, M.D.	Director	January 2, 2014

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Until ______________ __, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director of: Integrated Inpatient Solutions, Inc.

We have audited the accompanying balance sheets of Integrated Inpatient Solutions, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Integrated Inpatient Solutions, Inc. as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

September 23, 2013

Table of Contents	F-1

Integrated Inpatient Solutions, Inc.
Balance Sheets

	As of December 31,
	2012	2011
ASSETS
Current assets
Cash	$927,895	$13,699
Accounts receivable, net	137,471	1,186,554
Refundable income taxes	69,585	22,347
Deferred tax asset	—	12,600
Prepaid expenses and other current assets	421,197	67,301
Total current assets	1,556,148	1,302,501

Property and equipment, net	11,824	14,621

Other assets
Deposits	6,000	6,000
Other assets	144,222	—
TOTAL ASSETS	$1,718,194	$1,323,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$—	$20,475
Accounts payable and accrued liabilities	61,012	294,555
Accrued legal settlement	79,379	117,865
Loans payable - related parties	7,000	53,000
Debt to financial institutions	—	494,194
Total current liabilities	147,391	980,089

TOTAL LIABILITIES	147,391	980,089

Commitments and contingencies (See Note 10)

Stockholders’ Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 250,000 and 750,000 shares issued and outstanding as of December 31, 2012 and 2011, respectively	25	75
Common stock, $0.0001 par value, 100,000,000 shares authorized, 48,612,365 and 43,612,365 shares issued and outstanding as of December 31, 2012 and 2011, respectively.	4,861	4,361
Additional paid-in capital	137,114	137,564
Retaining earnings	1,428,803	201,033
Total Stockholders’ Equity	1,570,803	343,033

Total Liabilities and Stockholders' Equity	$1,718,194	$1,323,122

The accompanying notes are an integral part of the Financial Statements.

Table of Contents	F-2

Integrated Inpatient Solutions, Inc.
Statements of Operations

	Years Ended December 31,
	2012	2011
Operating expenses from continuing operations:
General and administrative	$100,877	$60,953
Total operating expenses from continuing operations	100,877	60,953

Benefit from income taxes on continued operations	31,579	—
Loss from continuing operations	(69,298)	(60,953)

Discontinued operations:
Income (loss) from discontinued operations	4,338,724	(529,332)
Provision (benefit) for income taxes	1,610,509	(12,600)
Income (loss) on discontinued operations	2,728,215	(516,732)

Net income (loss)	$2,658,917	$(577,685)
Net income (loss) per share - basic
Loss from continuing operations	$(0.00)	$(0.00)
Income (loss) from discontinued operations	$0.05	$(0.01)
Net income (loss) per share - basic	$0.05	$(0.01)
Net income (loss) per share - diluted
Loss from continuing operations	$(0.00)	$(0.00)
Income (loss) from discontinued operations	$0.05	$(0.01)
Net income (loss) per share - diluted	$0.05	$(0.01)
Weighted average number of common shares outstanding - basic
	46,597,338	43,612,365
Weighted average number of common shares outstanding - diluted
	49,097,338	43,612,365

The accompanying notes are an integral part of the Financial Statements.

Table of Contents	F-3

Integrated Inpatient Solutions, Inc.
Statements of Changes in Stockholders' Equity
For the years ended December 31, 2011 and 2012

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Retaining	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

December 31, 2010	750,000	$75	43,612,365	$4,361	$137,564	$778,718	$920,718

Net Loss	—	—	—	—	—	(577,685)	(577,685)

Balance at December 31, 2011	750,000	75	43,612,365	4,361	137,564	201,033	343,033

Conversion of preferred stock into common stock	(500,000)	(50)	5,000,000	500	(450)	—	—

Dividends Paid	—	—	—	—	—	(1,431,147)	(1,431,147)

Net Income	—	—	—	—	—	2,658,917	2,658,917

Balance at December 31, 2012	250,000	$25	48,612,365	$4,861	$137,114	$1,428,803	$1,570,803

The accompanying notes are an integral part of the Financial Statements.

Table of Contents	F-4

Integrated Inpatient Solutions, Inc.
Statements of Cash Flows

	Years Ended December 31,
	2012	2011

Net Income (Loss)	$2,658,917	$(577,685)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,797	5,997
Deferred income tax	12,600	9,747
Gain on sale of assets	(6,500,000)	—
Changes in assets and liabilities:
Accounts receivable	1,049,083	347,310
Refundable income taxes	(47,238)	(22,347)
Prepaid expenses and other current assets	(53,896)	(36,171)
Other assets	(144,222)	—
Accounts payable and accrued expenses	(233,544)	77,030
Accrued legal settlement	(38,486)	117,865
Net cash used in operating activities	(3,293,989)	(78,254)

Cash Flows From Investing Activities
Proceeds from sale of assets	6,200,000	—
Net cash provided by investing activities	6,200,000	—

Cash Flows From Financing Activities
Overdraft	(20,475)	20,475
Proceeds (repayments) of loans payable - related parties	(46,000)	53,000
Repayment of long term debt	(494,194)	(49,607)
Dividends paid	(1,431,146)	—
Net cash (used in) provided by financing activities	(1,991,815)	23,868

Net increase (decrease) in cash	914,196	(54,386)

Cash - Beginning of year	13,699	68,085
Cash - End of year	$927,895	$13,699

Supplemental cash flow information:
Cash paid for interest	$6,797	$24,000
Cash paid during the year for taxes	$1,613,568	$—

Supplemental of non-cash transactions:
Common stock issued upon conversion of preferred stock	$500	$—

The accompanying notes are an integral part of the Financial Statements.

Table of Contents	F-5

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITY

The Company was incorporated in Florida on July 31, 2001. On September 21, 2001, the Company was acquired by PlaNet.Com, Inc., a Nevada public, non-reporting corporation. Pla.Net.Com, Inc. was considered a shell at the time of acquisition and therefore the acquisition was treated as a reverse merger (the acquired company is treated as the acquiring company for accounting purposes). Pla.Net.Com, Inc. changed its name to Inpatient Clinical Solutions, Inc. immediately after the merger.

Through March 2013, the Company provided health care services in South Florida. The Company provided inpatient physician care to various health care facilities and health plans in the South Florida area. Prior to February 2012, the Company provided Hospitalist services at acute care hospitals. Hospitalists focus on a patient’s care from the time of admission to discharge, working in close consultation with primary care physicians, other referring physicians and medical providers to coordinate the inpatient care delivery system and manage the entire inpatient episode of care.

As more fully described in note 3, the Company sold the hospitalist business during February 2012. At that time, the Company changed its name from Inpatient Clinical Solutions, Inc. to Integrated Inpatient Solutions, Inc. In November 2011, the Company entered into an agreement with a hospital to provide intensivist services. Under the exclusive agreement, the Company provided critical care intensivist coverage for all medical and surgical intensive care unit patients at the hospital. The physicians include full-time employees, part-time and temporary physicians as well as contracted physician providers. The intensivist agreement was terminated in January 2013.

The Company is developing an interior design business targeting budget minded individuals. The business operates under the trade name Integrated Interior Design. The Company expects to earn revenues from providing decorator services which are billed on hourly and per diem rates. The interior design business will initially operate in South Florida and will expand regionally and nationally. The business provides interior design, interior staging, accompanied shopping, paint color selection, architectural drawing and other design services.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The areas involving the most significant use of estimates include the estimated realizable value of accounts receivable, contractual adjustment of gross billings, medical malpractice insurance receivable and payable for known claims and liabilities for claims incurred but not reported (IBNR) related to medical malpractice. These estimates are based on knowledge of current events and anticipated future events. The Company adjusts these estimates each period as more current information becomes available. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted. Actual results may ultimately differ materially from those estimates.

Cash

The Company considers cash in banks and other highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition to be cash and cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents. The Company maintains cash accounts in financial institutions that are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). FDIC insurance has temporarily increased from $100,000 to $250,000 per depositor through December 31, 2013. Deposits in excess of FDIC insurance totaled approximately $637,000 at December 31, 2012 and $0 at December 31, 2011.

Table of Contents	F-6

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Accounts receivable represent amounts due from third-party payors, including government sponsored Medicare and Medicaid programs, insurance companies and patients for medical services provided. Accounts receivable are recorded and stated at the amount expected to be collected and have been adjusted to reflect the differences between charges and the estimated reimbursable amounts.

Accounts receivable balances as of December 31 were as follows:

	2012	2011
Accounts Receivable	$1,074,528	$3,163,267
Less Contractual Allowances and Allowances for Doubtful Accounts	(937,057)	(1,976,713)
	$137,471	$1,186,554

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful life of the asset. Expenditures for major renewals and betterments that extend the useful lives of properly and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of December 31, 2012 or December 31, 2011.

Fair Value of Financial Instruments

U.S. GAAP for fair value measurements establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, deposits, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments. The Company’s debt to financial institutions approximate the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement.

Table of Contents	F-7

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Hospitalist/Intensivist - Revenue consists primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the healthcare services are provided, based upon the estimated amounts due from the patients and third party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans and commercial insurance companies. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates.

The Company derives a significant portion of its revenues from third party insurers and accordingly receives discounts from standard charges. The Company must estimate the total amount of these discounts to prepare its financial statements. The various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s statements of operations in the period of the change.

The Medicare and Medicaid reimbursing entities (“Entities”) provide a substantial portion of the Company revenues. These Entities are subject to numerous laws and regulations of federal, state and local governments, including but not limited to matters such as licensure, accreditation, participation requirements, reimbursement formulas and fraud and abuse. Compliance with standards and other regulations can be subject to future government review and interpretation. Any future changes in federal and state reimbursement funding mechanisms could affect the Company.

Interior Design - The Company follows ASC 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales rice is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Table of Contents	F-8

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share

The Company computes earnings per share in accordance with the provisions of FASB ASC Topic 260, "Earnings Per Share," which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.  Basic earnings per share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share are computed assuming the exercise of dilutive stock options under the treasury stock method and the related income tax effects.

As of December 31, 2012 and 2011, we had 250,000 and 750,000 shares of Convertible Preferred Stock outstanding convertible into 2,500,000 and 7,500,000 common shares, respectively.

The following tables set forth the computation of basic and diluted earnings per share as shown on the face of the accompanying Statements of Operations:

	Years Ended December 31,
	2012			2011

	Net Income	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount

Basic Earnings per Share:	$2,658,917			$(577,685)

Net income (loss)
Amount allocated to participating securities	(210,000)			—
Net income available for basic common shares and basic earnings per share	$2,448,917	46,597,338	$0.05	$(577,685)	43,612,365	$(0.01)

Diluted Earnings per Share:
Net income (loss)	$2,658,617			$(577,685)
Amount allocated to participating securities	(210,000)
Adjustment for dilutive potential common shares		2,500,000		—	—
Net income available for diluted common shares and diluted earnings per share	$2,448,917	49,097,338	$0.05	$(577,685)	43,612,365	$(0.01)

Recent Accounting Pronouncements

In August 2010, the Financial Accounting Standard Board (FASB) issued revised GAAP on the presentation of insurance claims and related insurance recoveries. The revised GAAP requires a healthcare entity to present medical malpractice claims and similar liabilities without consideration of insurance recoveries. Related insurance recoveries are to be presented as a receivable net of a valuation allowance for uncollectible amounts. The accompanying financial statements present reserves for known malpractice claims. As of December 31, 2012 and 2011, the company had no receivables for related insurance recoveries. Had any such receivables existed, they would be presented on an undiscounted basis based upon loss projections.

Table of Contents	F-9

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 3 - ASSET SALE

On March 19, 2012, the Company executed an Asset Purchase Agreement (“APA”) with an unrelated third party to sell the facility agreements, provider agreements, payor contracts and other intangible assets related to the hospitalist business for a total purchase price of $6,500,000. The carrying value of the purchased assets was $0 resulting in a total gain on the sale of $6,500,000. The APA did not include rights to any cash, accounts receivable, prepaid expenses, deposits, property or equipment. No obligations or liabilities existing prior to the closing of the APA were assumed by the purchaser.

Pursuant to the APA, $300,000 was placed in escrow for the purposes of indemnifying the sellers for a period of eighteen months. After eighteen months, the funds are available to the Company to use for operations.

Under the APA, the Company and its officers are restricted from conducting hospitalist services for a period of 36 months from the closing date within a 50 mile radius of any facility from which it had previously conducted such services.

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31, 2012 and 2011:

	2012	2011
Escrow deposit held for indemnification	$300,000	$—
Prepaid insurance-medical professional liability	121,197	26,741
Other current assets	—	40,560
	$421,197	$67,301

NOTE 5 - PROPERTY AND EQUIPMENT

The Company’s property and equipment consisted of the following at December 31, 2012 and 2011:

	2012	2011	Estimated Useful Life

Computer and Office Equipment	$33,868	$33,868	5 -7 years
Furniture and Fixtures	18,530	18,530	7 years
	52,398	52,398
Less: Accumulated Depreciation	(40,574)	(37,777)
	$11,824	$14,621

Depreciation expense for the years ended December 31, 2012 and 2011 was $2,797 and $5,997 respectively.

Table of Contents	F9

Table of Contents	F-10

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 6 - DEBT

As of December 31, 2012 and 2011, debt obligations consisted of the following:

	2012	2011
Note payable to Citibank payable $993 monthly. Interest accrues at a variable rate based upon a rate of prime plus 1%. The loan is secured by all property and assets of the Company and is personally guaranteed by certain members of management.	$—	$8,667

Citibank, line of credit, payable over 60 months accruing interest at 4.25% per year. The original principal balance was $500,000. The loan is payable November, 25, 2012.	—	485,527
Less current portion	—	(494,194)
Long-term debt	$—	$—

Interest expense was $6,797 and $23,889 for the years ended December 31, 2012 and 2011, respectively. During March 2012, the Company paid off the debt with Citibank for a total amount of $494,194.

NOTE 7 - RELATED PARTY TRANSACTIONS

During 2012, the Company received advance of $7,000 from one officer.   This advance was unsecured, non-interest bearing and due on demand.

During 2011, the Company received advances of $53,000 from two officers.   These advances were unsecured, non-interest bearing and due on demand. During March of 2012, the Company repaid the advances due to the officers.

Included in accounts payable and accrued liabilities are accrued payroll amounts due to two officers of approximately $7,000 and $138,000 at December 31, 2012 and 2011, respectively.

NOTE 8 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net current and deferred income tax provision are as follows:

	Fiscal year ended December 31, 2012			Fiscal year ended December 31, 2011
	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations

Current:	$1,578,930	$(31,579)	$1,610,509	$—	$—	$—
Deferred:	$—	$—	$—	$12,600	$—	$12,600
Total	$1,578,930	$(31,579)	$1,610,509	$12,600	$—	$12,600

Table of Contents	F-11

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 8 - INCOME TAXES (continued)

The tax effects of temporary differences which give rise to deferred tax assets at December 31, 2012 and 2011, are summarized as follows:

	2012	2011
Deferred tax assets:
Net operating loss	$—	$12,600
Net deferred tax asset	$—	$12,600

The following is a reconciliation of the effective income tax rate to the Federal statutory rate:

	2012	2011
Statutory rate	34.00%	34.00%
State income taxes, net of Federal tax benefit	5.50	5.50
Permanent differences	—	(35.30)
Valuation allowance-deferred tax asset from NOL	—	(2.10)
Effective rate	39.50%	(2.10)%

At December 31, 2012 and 2011, the Company had a net operating loss carry forwards for both federal and state purposes of approximately $0 and $32,000, respectively, which may be offset against future taxable income through 2031.

The Company has determined that a valuation for the income tax provision was not required at December 31, 2011. A valuation allowance is required if, based on the weight of evidence, it is more likely than not that some or the entire portion of the deferred tax asset will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is not necessary to reduce the deferred tax asset.

The accompanying financial statements include refundable income taxes of $69,585 and $22,347 at December 31, 2012 and 2011. These amounts represent the excess of federal and state income tax deposits over the expected tax liability.

NOTE 9 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company has 10,000,000 authorized shares of non-redeemable, convertible preferred stock with a par value of $.0001. Each share of preferred stock is convertible to 10 shares of commons stock. In May 2012, 500,000 of the 750,000 shares of preferred stock outstanding were converted into 5 million shares of common stock.

Common Stock

On February 14, 2012, the Company's stockholders approved an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock, $.0001 par value, from 50,000,000 shares to 100,000,000 shares.

Dividends

During March and April of 2012, the Company paid dividends for $1,431,146.

Table of Contents	F-12

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Commitments

In July 2007, the Company entered into a one year office lease agreement at $3,000 per month. The lease agreement expired and is currently a month to month agreement that can be terminated at any time. Total rent expense for the years ended December 31, 2012 and 2011 was $23,150 and $34,301, respectively.

Contingencies

In the ordinary course of our business, the Company becomes involved in lawsuits and legal proceedings involving claims of medical malpractice related to medical services provided by our affiliated physicians. The Company is currently involved in one such matter where the claim could exceed insurance coverage. This matter is in the early stages of discovery and an estimate of loss, if any, cannot currently be made.

The Company is currently not aware of any other such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results except for the item described below. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.

In October 2011, the Company became involved in a legal settlement relating to an AHCA settlement for approximately $30,000. As a result of the settlement agreement, the Company agreed to pay a total amount of approximately $30,000, which was paid in full as of December 31, 2012.

In November 2011, the Company became involved in a legal settlement relating to a malpractice claim for $100,000. As a result of the settlement agreement, the Company agreed to pay a total amount of $100,000. As of December 31, 2012, the Company still has a remaining balance of approximately $79,000 which is due in equal yearly installments of $20,000 over the next four years.

Regulatory Matters

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. We believe that we are in compliance with all applicable laws and regulations. We are not aware of any specific investigations involving allegations of potential wrongdoing.

NOTE 11 - CONCENTRATIONS

Revenue

The Company has one affiliated provider, who is a director of the Company with revenues that represented approximately 1% and 6% of net revenues as of December 31, 2012 and 2011, respectively.

The Company’s top five unaffiliated providers represented approximately 94% of revenues for the year ended December 31, 2012. The Company’s top five unaffiliated providers represented approximately 33%, of revenues for the year ended December 31, 2011.  The Company enjoys good relations with these providers. However, the loss of any of these providers, if not replaced, could have an adverse impact on the Company’s operations.

Table of Contents	F-13

Integrated Inpatient Solutions, Inc.

Notes to the Financial Statements

December 31, 2012 and 2011

NOTE 12 - Discontinued Operations

In March 2013, management decided to exit the health care provider business and change the Company's strategy in order to focus on its interior design business. Accordingly, the financial statements have been presented in accordance with ASC 205-20, Discontinued Operations.

The following table illustrates the reporting of the discontinued operations included in the Statements of Operations for the years ended December 31, 2012 and 2011:

	2012	2011

Patient Service Revenue (net of contractual allowances and discounts)	$2,785,498	$6,777,591

Operating expenses:
Cost of services-physicians	3,234,533	5,731,549
General and administrative	1,705,449	1,451,496
Professional liability settlement	—	100,000
Total operating expenses	4,939,982	7,283,045

Other income (expense)
Interest expense, net	(6,792)	(23,878)
Gain on sale of assets	6,500,000	—
Total other income (expenses)	6,493,208	(23,878)

Income (loss) from discontinued operation	$4,338,724	$(529,332)

The Company expects to receive funds from the collection of accounts receivable related to discontinued operations through July 2013.

NOTE 13 - SUBSEQUENT EVENTS

As disclosed in Note 1, through March 2013, the Company provided health care services in South Florida.

As disclosed in Note 12, in March 2013, management decided to exit the health care provider business and change the Company's strategy in order to focus on its interior design business.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through September 23, 2013, the date the financial statements were issued.

Table of Contents	F-14

Integrated Inpatient Solutions, Inc.
Condensed Balance Sheets

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$319,366	$927,895
Accounts receivable, net	—	137,471
Refundable income taxes	69,585	69,585
Deferred income tax benefit	281,702	—
Prepaid expenses and other current assets	300,000	421,197
Total current assets	970,653	1,556,148

Property and equipment, net	4,273	11,824

Other assets
Deposits	2,485	6,000
Other assets	—	144,222
TOTAL ASSETS	$977,411	$1,718,194

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$72,277	$61,012
Accrued legal settlement	129,379	79,379
Loans payable - related parties	7,000	7,000
Total current liabilities	208,656	147,391

TOTAL LIABILITIES	208,656	147,391

Commitments and Contigencies (See Note 9)

Stockholders’ Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
250,000 shares issued and oustanding as of September 30, 2013 and
December 31, 2012, respectively	25	25
Common stock, $0.0001 par value, 100,000,000 shares authorized,
48,612,365 shares issued and outstanding as of September 30,
2013 and December 31, 2012, respectively.	4,861	4,861
Additional paid-in capital	137,114	137,114
Retaining earnings	626,755	1,428,803
Total Stockholders’ Equity	768,755	1,570,803

Total Liabilities and Stockholders' Equity	$977,411	$1,718,194

See notes to condensed financial statements.

Table of Contents	F-15

Integrated Inpatient Solutions, Inc.
Statement of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$8,064	$—	$10,226	$—
Cost of services	2,430	1,250	8,171	5,834
Gross Income (Loss)	5,634	(1,250)	2,055	(5,834)

Operating expenses
General and administrative	172,701	14,151	368,871	91,330
Loss from continuing operations	(167,067)	(15,401)	(366,816)	(97,164)

Benefit from income taxes on continuing operations	25,970	4,821	95,347	30,416
Loss from continuing operations	(141,097)	(10,580)	(271,469)	(66,748)

Discontinued operations:
Income (loss) from discontinued operations	(388,904)	(588,838)	(716,934)	5,110,926
Benefit (provision) from income taxes	60,454	218,573	186,355	(1,897,146)
Income (loss) on discontinued operations	(328,450)	(370,265)	(530,579)	3,213,780

Net income (loss)	$(469,547)	$(380,845)	$(802,048)	$3,147,032

Net income (loss) per share - basic
Loss from continuing operations	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Income (loss) from discontinued operations	$(0.01)	$(0.01)	$(0.01)	$0.07
Net income (loss) per share - basic	$(0.01)	$(0.01)	$(0.02)	$0.07

Net income (loss) per share - diluted
Loss from continuing operations	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Income (loss) from discontinued operations	$(0.01)	$(0.01)	$(0.01)	$0.06
Net income (loss) per share - diluted	$(0.01)	$(0.01)	$(0.02)	$0.06

Weighted average number of common shares outstanding - basic	48,612,365	48,612,365	48,612,365	45,920,759

Weighted average number of common shares outstanding - diluted	48,612,365	48,612,365	48,612,365	48,420,759

See notes to condensed financial statements.

Table of Contents	F-16

Integrated Inpatient Solutions, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Nine months ended
	September 30,
	2013	2012
Cash Flow from Operating Activities
Net (Loss) Income	$(802,048)	$3,147,032
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Depreciation	7,551	2,098
Gain on sale of assets	—	(6,500,000)
Changes in assets and liabilities:
Accounts receivable	137,471	583,053
Deferred income tax benefit	(281,702)	251,761
Prepaid expenses and other current assets	121,197	(52,896)
Other assets	147,737	(175,287)
Accounts payable and accrued liabilities	11,265	(173,272)
Accrued legal settlement	50,000	(38,486)
Net cash used in operating activities	(608,529)	(2,955,997)

Cash Flows From Investing Activities
Proceeds from sale of assets	—	6,200,000
Net cash provided by investing activities	—	6,200,000

Cash Flows From Financing Activities
Overdraft	—	(20,475)
Repayment of long term debt	—	(494,194)
Loans payable - related parties	—	(46,000)
Dividends paid	—	(1,431,146)
Net cash used in financing activities	—	(1,991,815)

Net (decrease) increase in cash	(608,529)	1,252,188

Cash - Beginning of year	927,895	13,699
Cash - End of the period	$319,366	$1,265,887

Supplemental cash flow information:
Cash paid for interest	$—	$6,797
Cash paid for income taxes	$—	$1,613,568

See notes to condensed financial statements.

Table of Contents	F-17

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITY

The Company was incorporated in Florida on July 31, 2001. On September 21, 2001 the Company was acquired by PlaNet.Com, Inc., a Nevada public, non-reporting corporation. Pla.Net.Com, Inc. was considered a shell at the time of acquisition and therefore the acquisition was treated as a reverse merger (the acquired company is treated as the acquiring company for accounting purposes). Pla.Net.Com, Inc. changed its name to Inpatient Clinical Solutions, Inc. immediately after the merger.

Through March 2013, the Company provided health care services in South Florida. The Company provided inpatient physician care to various health care facilities and health plans in the South Florida area. Prior to February 2012, the Company provided Hospitalist services at acute care hospitals. Hospitalists focus on a patient’s care from the time of admission to discharge, working in close consultation with primary care physicians, other referring physicians and medical providers to coordinate the inpatient care delivery system and manage the entire inpatient episode of care.

As more fully described in note 3, the Company sold the hospitalist business during February 2012. At that time, the Company changed its name from Inpatient Clinical Solutions, Inc. to Integrated Inpatient Solutions, Inc. In November 2011, the Company entered into an agreement with a hospital to provide intensivist services. Under the exclusive agreement, the Company provided critical care intensivist coverage for all medical and surgical intensive care unit patients at the hospital. The physicians include full-time employees, part-time and temporary physicians as well as contracted physician providers. The intensivist agreement was terminated in January 2013.

The Company is developing an interior design business targeting budget minded individuals. The business operates under the trade name Integrated Interior Design. The Company earns revenues from providing decorator services which are billed on hourly and per diem rates. The interior design business initially operates in South Florida and will expand regionally and nationally. The business provides interior design, interior staging, accompanied shopping, paint color selection, architectural drawing and other design services.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

The financial information furnished herein reflects all adjustments, consisting of normal recurring items that, in the opinion of management, are necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods.  The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013.

The information included in these interim unaudited condensed financial statements should be read in conjunction with the Company’s Registration Statement on Form S-1 for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The areas involving the most significant use of estimates include legal contingencies, deferred tax benefits, refundable income taxes, the estimated realizable value of accounts receivable, contractual adjustment of gross billings and payables for known claims and liabilities for claims incurred but not reported (IBNR) related to medical malpractice. These estimates are based on knowledge of current events and anticipated future events. The Company adjusts these estimates each period as more current information becomes available. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted. Actual results may ultimately differ materially from those estimates.

Table of Contents	F-18

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

Cash

The Company considers cash in banks and other highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition to be cash and cash equivalents. At September 30, 2013 and December 31, 2012, the Company had no cash equivalents. The Company maintains cash accounts in financial institutions that are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). FDIC insurance has increased from $100,000 to $250,000 per depositor as of December 31, 2012. Deposits in excess of FDIC insurance totaled approximately $26,000 and $637,000 at September 30, 2013 and December 31, 2012, respectively.

Accounts Receivable

Accounts receivable represent amounts due from third-party payors, including government sponsored Medicare and Medicaid programs, insurance companies and patients for medical services provided. Accounts receivable are recorded and stated at the amount expected to be collected and have been adjusted to reflect the differences between charges and the estimated reimbursable amounts.

Accounts receivable balances as of September 30, 2013 and December 31, 2012 were as follows:

	2013	2012
Accounts Receivable	$—	$1,074,528
Less Contractual Allowances and Allowances for Doubtful Accounts	—	(937,057)
	$—	$137,471

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful life of the asset. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives, against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of September 30, 2013 and December 31, 2012.

Fair Value of Financial Instruments

U.S. GAAP for fair value measurements establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, deposits, accounts payable and accrued liabilities, approximate their fair values because of the short maturity of these instruments.

Table of Contents	F-19

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

Revenue Recognition

Hospitalist/Intensivist - Revenue consists primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the healthcare services are provided, based upon the estimated amounts due from the patients and third party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans and commercial insurance companies. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates.

The Company derives a significant portions of its revenues from third party insurers and accordingly receives discounts from standard charges. The Company must estimate the total amount of these discounts to prepare its financial statements. The various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s statement of operations in the period of the change.

The Medicare and Medicaid reimbursing entities (“Entities”) provide a substantial portion of the Company revenues. These Entities are subject to numerous laws and regulations of federal, state and local governments, including but not limited to matters such as licensure, accreditation, participation requirements, reimbursement formulas and fraud and abuse. Compliance with standards and other regulations can be subject to future government review and interpretation. Any future changes in federal and state reimbursement funding mechanisms could affect the Company.

Interior Design - The Company follows ASC 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Earnings Per Share

The Company computes earnings per share in accordance with the provisions of FASB ASC Topic 260, "Earnings Per Share," which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.  Basic earnings per share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share are computed assuming the exercise of dilutive stock options under the treasury stock method and the related income tax effects.

Table of Contents	F-20

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

As of September 30, 2013 and 2012, we had 250,000 shares of Convertible Preferred Stock outstanding convertible into 2,500,000 common shares.

The following tables set forth the computation of basic and diluted earnings per share as shown on the face of the accompanying Statements of Operations:

	For the Nine Months Ended September 30,
	2013			2012
	Net Loss	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
Basic Earnings per Share:
Net income (loss)	$(802,048)			$3,147,032
Amount allocated to participating securities	—			—
Net income (loss) available for basic common shares	$(802,048)	48,612,365	$(0.02)	$3,147,032	45,920,759	$0.07
and basic earnings per share
Diluted Earnings per Share:
Net income (loss)	$(802,048)			$3,147,032
Amount allocated to participating securities	—
Adjustment for dilutive potential common shares	—	—		—	2,500,000
Net income (loss) available for diluted common shares and diluted earnings per share	$(802,048)	48,612,365	$(0.02)	3,147,032	48,420,759	$0.06

	For the Three Months Ended September 30,
	2013			2012
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Basic Earnings per Share:
Net income (loss)	$(469,547)			$(380,845)
Amount allocated to participating securities	—			—
Net income (loss) available for basic common shares and basic earnings per share	$(469,547)	48,612,365	$(0.01)	$(380,845)	48,612,365	$(0.01)

Diluted Earnings per Share:
Net income (loss)	$(469,547)			$(380,845)
Amount allocated to participating securities	—			—
Adjustment for dilutive potential common shares	—			—
Net income (loss) available for diluted common shares and diluted earnings per share	$(469,547)	48,612,365	$(0.01)	$(380,845)	48,612,365	$(0.01)

Recent Accounting Pronouncements

There have been no accounting pronouncements or changes in accounting pronouncements during the nine months ended September 30, 2013 that are expected to have a material impact on the Company’s financial position, results of operations or cash flows.  Accounting pronouncements that became effective during the nine months ended September 30, 2013 did not have a material impact on disclosures or on the Company’s financial position, results of operations or cash flows.

Table of Contents	F-21

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

NOTE 3 - ASSET SALE

On March 19, 2012, the Company executed an Asset Purchase Agreement (“APA”) with an unrelated third party to sell the facility agreements, provider agreements, payor contracts and other intangible assets related to the hospitalist business for a total purchase price of $6,500,000. The carrying value of the purchased assets was $0 resulting in a total gain on the sale of $6,500,000. The APA did not include rights to any cash, accounts receivable, prepaid expenses, deposits, property or equipment. No obligations or liabilities existing prior to the closing of the APA were assumed by the purchaser.

Pursuant to the APA, $300,000 was placed in escrow for the purposes of indemnifying the sellers for a period of eighteen months. After eighteen months, the funds are available to the Company to use for operations. The Company received $300,000 of the escrow funds in November 2013.

Under the APA, the Company and its officers are restricted from conducting hospitalist services for a period of 36 months from the closing date within a 50 mile radius of any facility from which it had previously conducted such services.

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at September 30, 2013 and December 31, 2012:

	2013	2012
Escrow Deposit held for indemnification	$300,000	$300,000
Prepaid insurance - medical professional liability	—	121,197
	$300,000	$421,197

The Company received the escrow funds in November, 2013.

NOTE 5 - PROPERTY AND EQUIPMENT

The Company’s property and equipment consisted of the following at September 30, 2013 and December 31, 2012:

	2013	2012	Estimated Useful Life
Computer and Office Equipment	$33,868	$33,868	5 -7 years
Furniture and Fixtures	18,530	18,530	7 years
	$52,398	$52,398
Less: Accumulated Depreciation	(48,125)	(40,574)
	$4,273	$11,824

Depreciation expense for the periods ended September 30, 2013 and 2012 was $7,551 and $2,098 respectively.

NOTE 6 - OTHER ASSETS

Other assets arise from prepayments on two medical malpractice insurance policies with coverage that indemnifies the Company on the claims-made basis. The policy periods end in February 2016 and March 2015, respectively. The Company had unamortized premiums of $121,197 in current assets and $144,222 in other assets at December 31, 2012. No amounts remained as of September 30, 2013 as the Company wrote-off the remaining unamortized premiums in conjunction with discontinuing the intensivist and hospitalist programs.

NOTE 7 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Company’s net current and deferred income tax provision are as follows:

Table of Contents	F-22

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

Income Tax	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
Expense (Benefit)	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations

Current:	$(281,702)	$(95,347)	$(186,355)	$1,866,730	$(30,416)	$1,897,146

The following is a reconciliation of the effective income tax rate to the Federal statutory rate:

	2013	2012
Statutory rate	30.00%	30.00%
State income taxes, net of Federal tax benefit	5.50	5.50
	35.50	35.50
Less: Valuation Allowance	9.50	—
	26.00%	35.50%

The accompanying unaudited condensed financial statements include refundable income taxes of $69,585 at September 30, 2013 and December 31, 2012. This amount represents the excess of federal and state income tax deposits over the expected tax liability.

During 2013, the Company recognized a deferred income tax benefit of approximately $282,000 arising from operating loss carrybacks. In addition, the Company recognized a deferred tax benefit of $119,000 resulting from the write-off of prepaid malpractice insurance policy premiums that will be amortized over a three year period for income tax reporting purposes. The Company recorded a valuation allowance of $119,000 for the deferred tax benefit because of uncertainty of its realization. The Company had no deferred tax assets at December 31, 2012.

NOTE 8 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company has 10,000,000 authorized shares of non-redeemable, convertible preferred stock with a par value of $.0001. Each share of preferred stock is convertible to 10 shares of common stock. In May 2012, 500,000 of the 750,000 shares of preferred stock outstanding were converted into 5 million shares of common stock.

Common Stock

On February 14, 2012, the Company's shareholder approved an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock, $.0001 par value, from 50,000,000 shares to 100,000,000 shares.

NOTE 9 - COMMITMENT AND CONTINGENCIES

Commitment

In July 2007, the Company entered into a one year office lease agreement at $3,000 per month. The lease agreement expired and has been terminated. In April 2013, the Company entered into a new one year office lease agreement at $450 per month, the lease expires in May 2014. Total rent expense for the periods ended September 30, 2013 and September 30, 2012 was $9,297 and $18,380, respectively.

Contingencies

In the ordinary course of our business, the Company becomes involved in lawsuits and legal proceedings involving claims of medical malpractice related to medical services provided by our affiliated physicians. The Company is currently involved in the settlement stages of one such matter. The accompanying financial statements include an accrual of $50,000 for this matter under the caption accrued legal settlement. This accrual represents the Company’s anticipated deductible on the settlement.

Table of Contents	F-23

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

Edra Schwartz  as the Personal Representative of the Estate of Robert A. Schwartz, Deceased, v. Jason Strong, M.D., Aretha Nelson, M.D. and Inpatient Clinical Solutions, Inc.

This matter involves a 66 year old white male who developed a MRSA (methicillin-resistant staphylococcus aureus) infection following a craniotomy to remove a suspected meningioma. (1) Failure to properly interpret the brain MRIs preoperatively (this is directed at the radiologist preoperatively); and (2) Failure to diagnose a MRSA infection and brain abscess following the craniotomy on May 6, 2009.  The patient died on September 24, 2009. The suit commenced October 18, 2011 and the case is pending in the circuit court of the 17 Judical Circuit in and for Broward County, FL, Case # 11-10485. The claim is for unspecified monetary damages. The Company is defending this case vigorously and, while the claims for damages have not been quantified, the Company does not believe that a negative decision would have a material impact on the Company.

The Company is currently not aware of any other such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results except for the item described below. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.

In November 2011, the Company became involved in a legal settlement relating to a malpractice claim for $100,000. As a result of the settlement agreement, the Company agreed to pay a total amount of $100,000. As of September 30, 2013 and December 31, 2012, the remaining balance is approximately $79,000 which is due in equal yearly installments of $20,000 over the next four years.

Regulatory Matters

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. We believe that we are in compliance with all applicable laws and regulations. We are not aware of any specific investigations involving allegations of potential wrongdoing.

NOTE 10 - CONCENTRATIONS

Revenue

The Company has one affiliated medical provider, who is a director of the Company with revenues that represented approximately 4% and 2% of net revenues as of September 30, 2013 and September 30, 2012, respectively.

The Company’s top 3 unaffiliated medical providers represented approximately 96% of revenues for the nine month period ended September 30, 2013. The Company’s top 3 unaffiliated providers represented approximately 43% of revenues for the nine month period ended September 30, 2012.  The Company enjoyed good relations with these providers. However, the loss of any of these providers, if they had not been replaced, could have had an adverse impact on the Company’s operations.

NOTE 11 - Discontinued Operations

In March 2013, management decided to exit the health care provider business and change the Company's strategy in order to focus on its interior design business. Accordingly, the financial statements have been presented in accordance with ASC 205-20, Discontinued

Table of Contents	F-24

Integrated Inpatient Solutions, Inc.

Condensed Financial Statements

September 30, 2013

(Unaudited)

Operations.

The following table illustrates the reporting of the discontinued operations included in the Statements of Operations for the nine months ended September 30, 2013 and 2012:

	Nine Months Ended September 30,
	2013	2012

Patient Service Revenue (net of contractual allowances and discounts)	$123,642	$2,807,941

Operating expenses:
Cost of services-physicians	233,178	2,468,562
General and administrative	607,398	1,721,661
Total operating expenses	840,576	4,190,223

Other income (expenses)
Interest expense, net	—	(6,792)
Gain on sale of assets	—	6,500,000
Total other income (expenses)	—	6,493,208

Income (loss) on discontinued operations	$(716,934)	$5,110,926

NOTE 12 – SUBSEQUENT EVENT

During November 2013, $300,000 of funds placed into escrow pursuant to the APA, were released.

In preparing these interim condensed unaudited financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 13, 2013, the date the financial statements were available to be filed.

Table of Contents	F-25